Exhibit 99.2

Introduction: George L. Ball, Chairman of

Sanders Morris Harris Group

GLB

Thank you, Operator, and good morning everyone. Welcome to Sanders Morris Harris Group’s earnings release conference call for the first quarter of 2009. With us today, by phone or in person, are:

Ric Edelman, President,

Bruce McMaken, Executive Vice President,

Rick Berry, Chief Financial Officer,

John Unger, Senior Vice President and General Counsel,

Steve Cordill, President of Wealth/Asset Management, and

Bill Sprague, President of Capital Markets, expected soon to be a freestanding company.

GLB	In a moment, I will turn the call over to Rick. He will discuss our financial results for the first quarter of 2009. It will be followed by a question and answer session. Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release. Rick –.

RB	I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB

You should have had a chance to review our earnings release. It outlines in some detail the components of our first quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

We once again had considerable “noise” in our financials. One was the requirement that our goodwill be marked down again to reflect the quarter end price of our stock. That charge was $9.5 million after tax. We also had a $1.2 million cost of discontinued operations from closing 3 unprofitable offices and $1.1 million of Capital Markets loss. The latter unit is soon to be sold, as you know, other than a 20% interest which we will retain for the time being at least.

GLB next comment

GLB

Our Wealth/Asset Management businesses are predominantly fee based. Consequently, declines in client assets have a leveraged impact on earnings. Since billing is customarily done a quarter in arrears, the 4th quarter 2008 decline of 22% in the S&P reflected in the first quarter earning results was expensive. However, our units have and have had net new money coming in, and that buffered the decline. Our core Wealth/Asset Management units netted $3.7 million last quarter, down from the sequential period, but a strong showing in the context of the markets.

To amplify on our cost cutting, some of the savings are in less than 100% owned subsidiaries, so our pretax bottom line will be improved by somewhat less than the full $4.5 million of cost cuts. However, we believe we can develop a second round of reductions, process driven ones, over the next several months. It is difficult to estimate the magnitude of those savings, but we think they should be considerable.

RB	We have closed the purchase of 66% of the non-metropolitan Washington, DC Edelman activities. A $25 million bank loan and a $10 million one year note were used to fund it. That represents our only term debt, so our balance sheet continues to be a very strong one.

RE	Our first expansion offices should open by the late summer. They will be located in and around New York City and northern New Jersey where a large volume of callers are clustered. We have already hired a number of the people to staff the offices and lease negotiations are in process. The number of households calling in nationwide as a result of the radio show is very gratifying. We expect that the conversion of those callers will initially be lower than the 20% plus that is our historic experience in Washington, but will build toward that number as our new planners become more experienced.

GLB	The twin wings of our firm – the mass affluent Edelman Washington DC business and our high net worth wealth management combine we think to provide both stability and significant growth prospects, especially as the investment climate improves. Our focus for the future, growing the Edelman franchise nationwide, if successful, can create earnings of a far higher magnitude. We don’t know if Edelman expansion will succeed, but we have a high degree of confidence it will.

With that, we will be pleased to answer any questions.